Exhibit 10.1

Digital Media Group, Ltd.

June 7, 2006

Joseph A. Morris
4365 Abram Drive
Conley, GA 30288

Dear Mr. Morris:

I am pleased to confirm the terms of your employment in the position of Chief Operational Officer of WinSonic Digital Media Group, LTD (“WinSonic”), reporting to Winston Johnson, Chairman and CEO.

Compensation.

Your base salary is $150,000 per annum, and you agree to defer $6724.96 per month of base salary (plus $22,916.60 for the months of January through May) until the next funding occurs and the company is on the OTCBB. Additionally you will be eligible for an annual incentive bonus ("Incentive Bonus") with payout potentials of 50% of base pay for achievement of annual target performance goals and payout potentials of 100% of base pay for achievement of annual stretch performance goals. Further, your annual salary and bonus plan shall be subject to annual review and upward adjustment based on performance.

Stock Options.

You will receive qualified incentive stock options to purchase 100,000 shares of Common Stock granted today at an exercise price of $1.00 per share, in accordance with WinSonic’s Employee Stock Option Plan. The option grant will be made pursuant to the terms of a standard option agreement and vests as follows: 10% shall vest immediately upon your delivery of a counter-signed copy of this offer letter to WinSonic; and the remaining 90% of which shall vest at the rate of 1/12th per month for 12 months. In the event of a change of control, sale of the company or termination without cause (or you resign with good reason), any unvested stock options will vest immediately.

Benefits.

You are eligible for participation in our benefits plans, which includes medical, dental, and company paid life insurance. Additionally you will be able to participate in other benefit plans as they are implemented on terms similar to those offered to the Chairman and CEO. These would include, deferred compensation, long-term incentive compensation, and 401K. You will be entitled to four (4) weeks paid vacation each year.

Obligations.

During the period of your employment under this Agreement, you shall devote your full business efforts and time to WinSonic. This obligation, however, shall not preclude you from engaging in such personal, noncompetitive business, civic, charitable and/or religious activities as you may deem appropriate, provided that the activities do not materially interfere or conflict with your responsibilities, or your ability to perform your duties of employment, to WinSonic under this Agreement.

Termination With or Without Cause; Resignation for Good Reason

For purposes of this agreement, “cause” shall mean termination based upon the occurrence of one or more of the following, which, if curable, is not cured within 14 days after the receipt of written notice to you by WinSonic specifying with reasonable particularity such failure: (1) material neglect or malfeasance of your duties which is materially detrimental to the company, (2) material violation of lawful company policies or directives which is materially detrimental to the company, (3) dishonesty or other misconduct which is materially detrimental to the company, or (4) conviction or nolo contendre plea of a felony.

For purposes of this agreement, “good reason” shall exist only if WinSonic fails to correct, after 14 days written notice from you to WinSonic specifying with reasonable particularity the reasons you consider this clause to have been violated, one of the following: (1) the reduction or deferral of your base salary without prior written agreement by you, or (2) the reduction of your responsibilities or removal of adequate administrative and/or technical support for your position, in any case without prior written agreement by you.

You are in our executive severance plan as follows: (a) If your employment is terminated for cause or you voluntarily resign without good reason, you will receive base salary prorated through the date of termination. (b) If your employment is terminated without cause or you resign with good reason, you will receive base salary and earned bonus for the year in which such termination occurs prorated through the date of such termination, plus continuation of base salary, benefits and target bonus for twelve (12) months thereafter.

At-will employment.

Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an “employment at will” relationship that may be terminated at any time by you or WinSonic with or without cause, good reason, or with or without notice.

Confidential Information; Nondisclosure.

As an employee of WinSonic, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of WinSonic. To protect the interests of WinSonic, all employees are required to treat WinSonic’s confidential information as being strictly confidential and to not use or disclose such information except in furtherance of WinSonic’s business.

Non-competition.

You agree that, as long as you are employed by WinSonic pursuant to this Agreement, you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, partner or otherwise) that is directly competitive with the business of WinSonic. Notwithstanding the preceding sentence, you may own not more than 20% of the securities of any company, private or publicly traded.

Complete Agreement.

You further understand and agree that this offer letter contains a full and complete statement of the agreements and understandings that it recites, that no one has made any promises or commitments to you contrary to the foregoing, and that this letter supersedes all prior agreements, understandings, and representations concerning employment with WinSonic, whether written or oral, express or implied. In the event that any provision hereof shall be adjudicated to be invalid or unenforceable, this Agreement shall continue in full force and effect without said provision, or the Agreement may be amended by the adjudicator to revise the scope of those provisions so as to render them enforceable under applicable law.

I am confident that your contribution to WinSonic’s success will be significant.

/s/ Winston Johnson
Winston Johnson
Chairman & Founder,
WinSonic Digital Media Group, LTD.

/s/ Eric Young
Eric Young
Chief Operating Officer & Chief Financial Officer
WinSonic Digital Media Group, LTD.

/s/ Joseph Morris
Joseph A. Morris
Chief Operating Officer
WinSonic Digital Media Group, LTD.